ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                                HOTELECOPY, INC.

         1.       The name of the Corporation is Hotelecopy, Inc.
         2. Article III, "AUTHORIZED SHARES," of the Articles of Incorporation of the Corporation is hereby amended to read in its entirety as follows:
                                  "ARTICLE III
                                AUTHORIZED SHARES

                  The total authorized capital stock of this Corporation is 20,000,000 shares of Common Stock, par value $.01 per share."

         3. The foregoing amendment was approved by the Board of Directors of the Corporation by a Unanimous Written Consent signed by them on March 26th, 1999, and was approved and adopted by a majority of the shareholders eligible to vote at a meeting held for such purpose on July 30, 1999.
         4. There is only one voting group entitled to vote on the foregoing amendment. The number of votes cast for said amendment by said voting group was sufficient for approval by that voting group.
         IN WITNESS WHEREOF, the undersigned, as President of the Corporation, has executed these Articles of Amendment this 2nd day of August, 1999.

                                                     /s/ W. Edd Helms, Jr.
                                                     W. EDD HELMS, JR.
                                    President
This instrument was prepared by:
St. John Daugherty, Esq.
Lic. #937274
Tel. 954-525-9900
Berger Davis & Singerman, PA
100 N.E. Third Avenue, Suite 400
Fort Lauderdale, Florida 33301


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